Exhibit 99.1

Sunoco LP Announces 2026 Guidance

DALLAS, January 6, 2026 – Sunoco LP (NYSE: SUN) (“Sunoco” or the “Partnership”) today announced its 2026 guidance.

Sunoco’s 2026 Guidance

•	Full-year 2026 Adjusted EBITDA(1)(2) to be in the range of $3.1 billion to $3.3 billion, which includes the following assumptions:

•	Total Parkland synergies of approximately $125 million

•	Planned 50-day maintenance turnaround at Burnaby Refinery beginning at the end of January

•	Closing of the TanQuid acquisition in the first quarter of 2026

•	Growth capital expenditures of at least $600 million

•	Additionally, Sunoco has a multi-year path of bolt-on acquisitions totaling at least $500 million annually

•	Maintenance capital expenditures to be in the range of $400 million to $450 million

•	Expect to return to long-term leverage(1) target of 4 times in 2026

•	Target distribution growth rate of at least 5% for 2026 and expect to announce future increases quarterly

•	SunocoCorp LLC (NYSE: SUNC) investors will receive the same dividend equivalent as the distribution to Sunoco unitholders

•	Distributable Cash Flow(1) per Common Unit expected to increase for the ninth consecutive year

(1)

Adjusted EBITDA and Distributable Cash Flow, as adjusted, are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense, non-cash unit-based compensation expense, gains and losses on disposal of assets, non-cash impairment charges, losses on extinguishment of debt, unrealized gains and losses on commodity derivatives, inventory valuation adjustments, and certain other operating expenses reflected in net income that we do not believe are indicative of ongoing core operations. We define Distributable Cash Flow as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt which is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures and other non-cash adjustments. For Distributable Cash Flow, as adjusted, certain transaction-related adjustments and non-recurring expenses are excluded. Leverage is defined as net debt to Adjusted EBITDA.

(2)

A reconciliation of non-GAAP forward looking information to corresponding GAAP measures cannot be provided without unreasonable efforts due to the inherent difficulty in quantifying certain amounts due to a variety of factors, including the unpredictability of commodity price movements and future charges or reversals outside the normal course of business which may be significant.

About Sunoco and SunocoCorp

Sunoco LP (NYSE: SUN) is a leading energy infrastructure and fuel distribution master limited partnership operating across 32 countries and territories in North America, the Greater Caribbean, and Europe. The Partnership’s midstream operations include an extensive network of approximately 14,000 miles of pipeline and over 160 terminals. This critical infrastructure complements the Partnership’s fuel distribution operations, which distribute over 15 billion gallons annually to approximately 11,000 Sunoco and partner-branded retail locations, as well as independent dealers and commercial customers. SUN’s general partner is owned by Energy Transfer LP (NYSE: ET).

SunocoCorp (NYSE: SUNC) is a publicly traded limited liability company that owns a direct limited partner interest in Sunoco LP.

SUN and SUNC are headquartered in Dallas, Texas. More information is available at www.sunocolp.com

Forward-Looking Statements

This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control, including, without limitation, the expected future performance of the Partnership (including expected results of operations and financial guidance), and the Partnership’s future financial condition, operating results, strategy, outlook, expectations and plans. An extensive list of factors that can affect future results, including future distribution levels, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.sunocolp.com

Contacts

SUN Investors:

Scott Grischow, Treasurer, Senior Vice President – Finance

(214) 840-5660, scott.grischow@sunoco.com

Brian Brungardt, Director – Investor Relations

(214) 840-5437, brian.brungardt@sunoco.com

SUN Media:

Chris Cho, Senior Manager – Communications

(469) 646-1647, chris.cho@sunoco.com